REGAL-BELOIT CORPORATION
SIGNIFCANT SUBSIDIARIES
AS OF
December 28, 2013

Significant Subsidiary	State/Country of Incorporation
Cemp Srl	Italy
CMG Australia Pty Ltd.	Australia
Elco E-Trade Srl	Italy
Fasco Motors Thailand Limited	Thailand
Hub City, Inc.	Delaware
Jakel Motors Inc.	Wisconsin
Marathon Electric India Pvt. Ltd.	India
Marathon Electric Motors (India) Ltd.	India
RBC Foreign Manufacturing BV	The Netherlands
RBC Horizon, Inc.	Wisconsin
Regal Beloit (Changzhou) Co. Ltd.	China
Regal Beloit (Suzhou) Co. Ltd.	China
Regal Beloit (Yueyang) Co, Ltd.	China
Regal Beloit America Inc.	Wisconsin
Regal Beloit Canada ULC	Canada
Regal Beloit Sinya Motor (Changzhou) Co. Ltd.	China
Rotor BV	The Netherlands
Shanghai Marathon Ge-Xin Electric Co. Ltd.	China
Unico, Inc.	Wisconsin
Unicoven C.A.	Venezuela
Wuxi Hwada Motor Co., Ltd.	China